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                                                                    Exhibit 23.2

              CONSENT OF ERNST & YOUNG, LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-46460, 33-484473, 33-99372) pertaining to the 1991 Stock
Option Plan, the 1992 Non-Employee Director Stock Option Plan and the 1992 Employee Stock Purchase Plan and in the Registration Statement (Form S-3 Nos. 33-28225, 33-17119, 33-7369) of SyQuest Technology, Inc. of our report dated December 11, 1996, except for Note 1, "Basis of Presentation", paragraph 5, as to which the date is June 27, 1997, with respect to the consolidated financial statements and schedule of SyQuest Technology, Inc. included in this Annual Report (Form 10-K) for the year ended September 30, 1997.


                                             /s/ Ernst & Young LLP

San Jose, California
February 24, 1998